Exhibit 4.5

Condensed Consolidated Interim Financial Statements of

(Unaudited)

BELLUS HEALTH INC.

Periods ended June 30, 2019 and 2018

Bellus health INC.

Condensed Consolidated Interim Financial Statements

(Unaudited)

Periods ended June 30, 2019 and 2018

Condensed Consolidated Interim Financial Statements

Condensed Consolidated Interim Statements of Financial Position	1

Condensed Consolidated Interim Statements of Loss and Other Comprehensive Loss	2

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity	3

Condensed Consolidated Interim Statements of Cash Flows	4

Notes to Condensed Consolidated Interim Financial Statements	5

bellus health INC.

Condensed Consolidated Interim Statements of Financial Position

(Unaudited)

June 30, 2019 and December 31, 2018

(in thousands of Canadian dollars)

	June 30,	December 31,
	2019	2018

Assets

Current assets:
Cash and cash equivalents (note 4)	$18,030	$14,933
Short-term investments (note 4)	24,339	33,973
Trade and other receivables	964	809
Prepaid expenses	523	1,149
Total current assets	43,856	50,864

Non-current assets:
Right-of-use asset (notes 3 and 5)	227	—
Other assets	85	77
In-process research and development asset	2,359	2,359
Total non-current assets	2,671	2,436
Total Assets	$46,527	$53,300

Liabilities and Shareholders' Equity

Current liabilities:
Trade and other payables (note 6)	$7,046	$2,716
Lease liability (notes 3 and 5)	128	—
Total current liabilities	7,174	2,716

Non-current liabilities:
Lease liability (notes 3 and 5)	90	—
Total non-current liabilities	90	—
Total Liabilities	7,264	2,716

Shareholders' equity:
Share capital (note 7 (a))	503,552	502,706
Other equity (notes 7 (b) (i) and (ii))	27,627	27,101
Deficit	(491,916)	(479,223)
Total Shareholders’ Equity	39,263	50,584
Commitments (note 10)
Total Liabilities and Shareholders’ Equity	$46,527	$53,300

See accompanying notes to unaudited condensed consolidated interim financial statements.

bellus health INC.

Condensed Consolidated Interim Statements of Loss and Other Comprehensive Loss

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data)

	Three-month periods ended		Six-month periods ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues	$8	$8	$17	$17

Expenses:
Research and development	5,616	997	8,922	2,402
Research tax credits	(133)	(116)	(210)	(276)
	5,483	881	8,712	2,126

General and administrative	2,367	946	3,770	1,650
Total operating expenses	7,850	1,827	12,482	3,776

Loss from operating activities	(7,842)	(1,819)	(12,465)	(3,759)

Finance income	277	85	574	184
Finance costs	(337)	(1)	(802)	(3)
Net finance (costs) income (note 8)	(60)	84	(228)	181

Change in fair value of contingent consideration receivable	—	171	—	171
Net loss and total comprehensive loss for the period	$(7,902)	$(1,564)	$(12,693)	$(3,407)

Loss per share (note 9)
Basic and diluted	$(0.05)	$(0.01)	$(0.08)	$(0.03)

See accompanying notes to unaudited condensed consolidated interim financial statements.

bellus health INC.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars)

	Share	Other
	capital	equity	Deficit	Total
	(note 7 (a))

Balance, December 31, 2018	$502,706	$27,101	$(479,223)	$50,584

Adjustment on initial application of IFRS 16 (note 3)	—	—	—	—

Adjusted balance as at January 1, 2019	502,706	27,101	(479,223)	50,584

Total comprehensive loss for the period:
Net loss and comprehensive loss	—	—	(12,693)	(12,693)

Total comprehensive loss for the period	—	—	(12,693)	(12,693)

Transactions with shareholders, recorded directly in shareholders’ equity:

Issued upon stock options exercise (note 7 (b) (i))	137	(62)	—	75

Issued upon broker warrants exercise (note 7 (b) (ii))	709	(293)	—	416

Stock-based compensation (note 7 (b) (i))	—	881	—	881

Balance, June 30, 2019	$503,552	$27,627	$(491,916)	$39,263

	Share	Other
	capital	equity	Deficit	Total
	(note 7 (a))

Balance, December 31, 2017	$467,253	$26,202	$(467,167)	$26,288

Total comprehensive loss for the period:
Net loss and comprehensive loss	—	—	(3,407)	(3,407)

Total comprehensive loss for the period	—	—	(3,407)	(3,407)

Transactions with shareholders, recorded directly in shareholders’ equity:

Stock-based compensation (note 7 (b) (i))	—	329	—	329

Balance, June 30, 2018	$467,253	$26,531	$(470,574)	$23,210

See accompanying notes to unaudited condensed consolidated interim financial statements.

bellus health INC.

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars)

	Six-month periods ended
	June 30,
	2019	2018

Cash flows from operating activities:
Net loss for the period	$(12,693)	$(3,407)
Adjustments for:
Depreciation (note 5)	72	—
Stock-based compensation	881	329
Net finance costs (income)	228	(181)
Change in fair value of contingent consideration receivable	—	(171)
Other items	17	(2)
Changes in operating assets and liabilities
Trade and other receivables	(155)	189
Prepaid expenses and other assets	768	(25)
Trade and other payables	4,586	(1,121)
Financial liabilities – CVRs	—	(20)
	(6,296)	(4,409)

Cash flows from financing activities:
Payment of lease liability	(87)	—
Issuance of common shares through equity offerings, net of share issue costs	(406)	(290)
Issuance of common shares upon stock options exercise	75	—
Issuance of common shares upon broker warrants exercise	416	—
Interest and bank charges paid	(5)	(3)
	(7)	(293)

Cash flows from investing activities:
Net sales of short-term investments	9,575	1,204
Acquisition of in-process research and development asset, net of costs and deferred development support payments	—	475
Proceeds from sale of subsidiary	—	400
Interest received	254	65
	9,829	2,144
Net increase (decrease) in cash and cash equivalents	3,526	(2,558)

Cash and cash equivalents, beginning of period	14,933	7,749

Effect of foreign exchange on cash and cash equivalents	(429)	16

Cash and cash equivalents, end of period	$18,030	$5,207

Supplemental cashflow disclosure:
Non-cash transactions:
Initial recognition of right-of-use asset and lease liability (note 3)	$156	$—
Addition to right-of-use asset and lease liability – Lease modification (note 5)	143	—
Share issue costs – 2018 equity offering, in Trade and other payables	67	—
Ascribed value related to issuance of common shares upon stock options exercise (note 7 (b) (i))	62	—
Ascribed value related to issuance of common shares upon broker warrants exercise (note 7 (b) (ii))	293	—

See accompanying notes to unaudited condensed consolidated interim financial statements.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

1.   Reporting entity:

BELLUS Health Inc. (“BELLUS Health” or the “Company”) is a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of chronic cough and other hypersensitization-related disorders. The Company's lead product candidate, BLU-5937, is being developed for the treatment of chronic cough and chronic pruritus. The Company is domiciled in Canada. The address of the Company’s registered office is 275 Armand-Frappier Blvd., Laval, Quebec, H7V 4A7.

These condensed consolidated interim financial statements include the accounts of BELLUS Health Inc. and its subsidiaries.

The Company's shares trade on the Toronto Stock Exchange (“TSX”) under the symbol BLU. The annual consolidated financial statements of the Company as at and for the year ended December 31, 2018 are available at www.bellushealth.com or at www.sedar.com.

2.   Basis of preparation:

(a)	Statement of compliance:

These condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and International Accounting Standard (IAS) 34, Interim Financial Reporting. The condensed consolidated interim financial statements do not include all the information required for full annual consolidated financial statements and should be read in conjunction with the annual consolidated financial statements as at and for the year ended December 31, 2018.

These condensed consolidated interim financial statements for the three and six-month periods ended June 30, 2019 were approved by the Board of Directors on August 7, 2019.

(b)	Use of estimates and judgements:

The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The reported amounts and note disclosures reflect management’s best estimate of the most probable set of economic conditions and planned course of actions. Actual results may differ from these estimates.

In preparing these condensed consolidated interim financial statements, the significant judgements made by management in applying the Company’s accounting policies and key sources of estimation uncertainty were the same as those applied to the consolidated financial statements for the year ended December 31, 2018, except for new significant judgements related to lessee accounting under IFRS 16, which are described in note 3.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.   Significant accounting policies and basis of measurement:

The accounting policies and basis of measurement applied in these condensed consolidated interim financial statements are the same as those applied by BELLUS Health in its consolidated financial statements for the year ended December 31, 2018, except as described below.

The Company has initially adopted IFRS 16, Leases from January 1, 2019.

IFRS 16 introduced a single, on-balance sheet accounting model for lessees. As a result, BELLUS Health, as a lessee, has recognized a right-of-use asset representing its rights to use the underlying asset and a lease liability representing its obligation to make lease payments in its statement of financial position, in relation to its property lease.

The Company has applied IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application is recognized in retained earnings as at January 1, 2019. Accordingly, the comparative information presented for 2018 has not been restated. It is presented under lAS 17, Leases and related interpretations. There was no impact to the deficit at January 1, 2019 upon the adoption of IFRS 16.

The details of the changes in accounting policies are disclosed below.

(a)	Definition of a lease:

The Company now assesses whether a contract is or contains a lease based on the new definition of a lease. Under IFRS 16, a contract is, or contains, a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. On transition to IFRS 16, the Company elected to apply the practical expedient to grandfather the assessment of which transactions are leases. It applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under lAS 17 and IFRIC 4 were not reassessed. Therefore, the definition of a lease under IFRS 16 has been applied only to contracts entered into or changed on or after January 1, 2019.

At inception or on reassessment of a contract that contains a lease component, BELLUS Health allocates the consideration in the contract to each lease and non-lease component on the basis of their relative stand-alone prices. However, for its lease of property in which it is a lessee, the Company has elected not to separate non-lease components and will instead account for the lease and non-lease components as a single lease component.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.   Significant accounting policies and basis of measurement (continued):

(b)	As a lessee:

(i)	Significant accounting policies:

BELLUS Health recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, and subsequently at cost less any accumulated depreciation and impairment losses, and adjusted for certain remeasurements of the lease liability. The right-of-use asset is depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the asset or the end of the lease term.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The lease liability is subsequently increased by the interest cost on the lease liability and decreased by lease payment made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee, or as appropriate, changes in the assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

(ii)	Transition:

Prior to January 1, 2019, BELLUS Health classified its property lease as an operating lease under lAS 17.

(c)	Impacts on consolidated financial statements:

(i)	Impacts on transition:

On transition to IFRS 16, BELLUS Health recognized a right-of-use asset and a lease liability, recognising the difference in retained earnings. The impact on transition is summarised below:

January 1,
2019

Right-of-use asset	$156
Lease liability	(156)

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.   Significant accounting policies and basis of measurement (continued):

(c)	Impacts on consolidated financial statements (continued):

(i)	Impacts on transition (continued):

When measuring the lease liability for the property lease that was classified as an operating lease, the Company discounted the remaining lease payments using its incremental borrowing rate as at January 1, 2019. The rate applied is 5%.

January 1,
2019

Operating lease commitment as at December 31, 2018 as disclosed in the Company’s consolidated financial statements	$164
Discounting of lease payments	(8)
Lease liability recognized as at January 1, 2019	$156

(ii)	Impacts for the period:

Under IFRS 16, the Company has recognized depreciation and interest expense on its right-of-use asset and lease liability, respectively, instead of an operating lease expense. During the three and six-month periods ended June 30, 2019, the Company recognized in its condensed consolidated interim statement of loss and other comprehensive loss $36 and $72 of depreciation expense, respectively (of which $25 and $50 respectively is presented in Research and development expenses and $11 and $22 respectively is presented in General and administrative expenses) and $3 and $6 of interest expense respectively, presented in Finance costs, from its property lease. For the three and six-month periods ended June 30, 2018, the Company recognized $37 and $73 of operating lease expense, respectively.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

4.   Cash, cash equivalents and short-term investments:

Cash, cash equivalents and short-term investments consist of cash balances with banks and short-term investments:

	June 30,	December 31,
	2019	2018

Cash balances with banks	$6,313	$1,464
Short-term investments with initial maturities of less than three months (yielding interest at 1.70% to 1.95% as at June 30, 2019) (December 31, 2018 – 1.70% to 1.95%)	11,717	13,469
Cash and cash equivalents	18,030	14,933

Short-term investments with initial maturities greater than three months and less than one year (yielding interest at 1.95% to 3.10% as at June 30, 2019) (December 31, 2018 – 1.90% to 3.10%)	24,339	33,973
Cash, cash equivalents and short-term investments	$42,369	$48,906

5.   Right-of-use asset and lease liability:

BELLUS Health Inc. leases office space in Laval, Quebec. An amendment to the Company’s property lease was signed on June 25, 2019, extending the property lease by an additional one-year term beyond the initial expiry on January 30, 2020, to January 30, 2021.

Right of use asset:

Net book
value

Cost:
Balance as at January 1, 2019	$156
Addition to right-of-use asset – Lease modification	143
Balance as at June 30, 2019	$299

Accumulated amortization:
Balance as at January 1, 2019	$—
Depreciation expense for the period	(72)
Balance as at June 30, 2019	$(72)

Net book value:
Balance as at January 1, 2019	$156
Balance as at June 30, 2019	$227

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

5.    Right-of-use asset and lease liability (continued):

Lease liability:

Carrying
value

Balance as at January 1, 2019	$156

Addition to lease liability – Lease modification	143

Interest expense	6
Lease payments	(87)
Balance as at June 30, 2019	$218
Current portion of lease liability	128
Non-current portion of lease liability	$90

The remaining life of the Company’s property lease as of June 30, 2019 is 1.6 years,

Lease payments were discounted using an incremental borrowing rate of 5%.

Minimum annual payments under the non-cancelable property lease, undiscounted, are as follows:

Years ending December 31,

2019	$64
2020	156
2021	13
$233

6.   Trade and other payables:

Trade and other payables consist of:

	June 30,	December 31,
	2019	2018

Trade payables	$405	$555
Other accrued liabilities	4,276	1,495
Deferred share unit plans (note 7 (b) (iii))	2,365	666
	$7,046	$2,716

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

7.   Shareholders’ equity:

(a)	Share capital:

Issued and outstanding common shares are as follows:

	Number	Dollars

Balance, December 31, 2018	157,039,686	$502,706
Issued upon stock options exercise (note 7 (b) (i))	150,000	137
Issued upon broker warrants exercise (note 7 (b) (ii))	1,094,923	709
Balance, June 30, 2019	158,284,609	$503,552

(b)	Share-based payment arrangements:

(i)	Stock option plan:

Changes in outstanding stock options issued under the stock option plan for the six-month periods ended June 30, 2019 and 2018 were as follows:

	Number	Weighted average exercise price

Balance, December 31, 2018	11,593,000	$0.44
Granted (1)	3,655,000	1.21
Exercised	(150,000)	0.50
Balance, June 30, 2019	15,098,000	$0.60

	Number	Weighted average exercise price

Balance, December 31, 2017	7,293,000	$0.44
Granted (2)	4,150,000	0.35
Balance, June 30, 2018	11,443,000	$0.41

(1)	3,225,000 stock options were granted to key management personnel and 430,000 were granted to other employees.
(2)	3,800,000 stock options were granted to key management personnel and 350,000 were granted to other employees.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

7.   Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(i)	Stock option plan (continued):

The following table summarizes information about stock options outstanding and exercisable as at June 30, 2019:

	Options outstanding		Options exercisable
		Weighted
		average
		years to
Exercise price/share	Number	expiration	Number
$0.30	2,630,000	7.8	1,079,000
$0.35	4,150,000	8.6	830,000
$0.42	200,000	8.4	40,000
$0.50	4,150,000	3.2	4,150,000
$0.57	150,000	9.0	—
$1.05	60,000	3.2	60,000
$1.12	103,000	6.7	61,800
$1.21	3,655,000	9.7	—
	15,098,000	7.2	6,220,800

Stock-based compensation

For the three and six-month periods ended June 30, 2019, the Company recorded a stock-based compensation expense related to the stock option plan (excluding compensation under the DSU plan) in the amount of $537 and $881, respectively, in the condensed consolidated interim statement of loss and other comprehensive loss; from these amounts, $93 and $153, respectively, is presented in Research and development expenses and $444 and $728, respectively, is presented in General and administrative expenses ($199 and $329 for the corresponding periods of the previous year, $29 and $49 respectively presented in Research and development expenses and $170 and $280 respectively presented in General and administrative expenses).

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

7.   Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(i)	Stock option plan (continued):

Stock-based compensation (continued)

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes pricing model. Expected volatility is estimated by considering historic average share price volatility for a period commensurate with the expected life. The weighted average assumptions for stock options granted during the six-month periods ended June 30, 2019 and 2018 were as follows:

	2019 (1)	2018 (2)

Weighted average fair value of stock options at grant date	$1.04	$0.28
Weighted average share price	$1.21	$0.35
Weighted average exercise price	$1.21	$0.35
Risk-free interest rate	1.83%	2.19%
Expected volatility	100%	100%
Expected life in years	7	7
Expected dividend yield	Nil	Nil

(1)	All stock options were granted on February 20, 2019.
(2)	All stock options were granted on February 20, 2018.

Dividend yield was excluded from the calculation, since it is the present policy of the Company to retain all earnings to finance operations and future growth.

(ii)	Broker warrants:

Changes in outstanding broker warrants for the six-month period ended June 30, 2019 were as follows:

	Number	Dollars

Balance, December 31, 2018	2,556,999	$683
Exercised	(1,094,923)	(293)
Expired	(11,812)	(3)

Balance, June 30, 2019	1,450,264	$387

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

7.   Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(ii)	Broker warrants (continued):

During the six-month period ended June 30, 2019, the Company issued a total of 1,094,923 common shares from treasury upon the exercise of a total of 1,094,923 broker warrants issued in connection with the Company’s equity offering in December 2017. As a result of their exercise, the aggregate carrying value of the broker warrants of $293, initially allocated to Other equity pending the issuance of common shares, was reclassified to Share capital. During the six-month period ended June 30, 2019, 11,812 broker warrants expired, having a carrying value of $3.

In July 2019, the Company issued a total of 832,540 common shares from treasury upon the exercise of a total of 832,540 broker warrants issued in connection with the Company’s equity offering in December 2018, for total proceeds of $791. These broker warrants have an aggregate carrying value of $222, initially allocated to Other equity pending the issuance of common shares.

(iii)	Deferred share unit (“DSU”) plan:

Changes in the number of units outstanding for the six-month periods ended June 30, 2019 and 2018 were as follows:

Number of units	2019	2018
Balance, beginning of period	652,868	217,953
Units granted (1)	191,812	435,108
Balance, end of period	844,680	653,061
Balance of DSU liability, in Trade and other payables (2)	$2,365	$340

(1)	All DSUs were granted to key management personnel.
(2)	Balance of DSU liability as at December 31, 2018 amounted to $666.

During the six-month period ended June 30, 2019, the Company granted 191,812 DSUs having a fair value per unit of $1.42 (435,108 DSUs having a fair value per unit of $0.55 during the six-month period ended June 30, 2018). The stock-based compensation expense related to the DSU plan recorded in the condensed consolidated interim statement of loss for the three and six-month periods ended June 30, 2019 amounted to $1,088 and $1,549, respectively; from these amount, $3 and $3, respectively, is presented in Research and development expenses and $1,085 and $1,546, respectively, is presented in General and administrative expenses ($193 and $259 for the corresponding periods of the previous year, presented in General and administrative expenses).

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

8.   Net finance (costs) income:

Finance income and Finance costs for three-month periods ended June 30, 2019 and 2018 were attributed as follows:

	Three-month periods ended		Six-month periods ended
	June 30,		June 30,
	2019	2018	2019	2018

Interest income	$277	$83	$574	$170
Foreign exchange gain	—	2	—	14
Finance income	277	85	574	184
Interest expense on lease liability (note 3)	(3)	—	(6)	—
Interest and bank charges	(2)	(1)	(5)	(3)
Foreign exchange loss	(332)	—	(791)	—
Finance costs	(337)	(1)	(802)	(3)
Net finance (costs) income	$(60)	$84	$(228)	$181

9.   Loss per share:

	Three-month periods ended		Six-month periods ended
	June 30,		June 30,
	2019	2018	2019	2018

Basic weighted average number of common shares outstanding	158,110,962	119,497,581	157,769,328	119,497,581
Basic and diluted loss per share	$(0.05)	$(0.01)	$(0.08)	$(0.03)

Excluded from the calculation of the diluted loss per share for the three and six-month periods ended June 30, 2019 and 2018 is the impact of all stock options granted under the stock option plan and broker warrants, as they would be anti-dilutive.

Stock options granted under the stock option plan and broker warrants could potentially be dilutive in the future.

10.  Commitments:

Contracts in the normal course of business:

The Company enters into contracts in the normal course of business, including for research and development activities, consulting and other services.

As at June 30, 2019, the Company has commitments for expenditures related to contracts for research and development activities of approximately $12,156 (approximately $6,785 as at December 31, 2018), of which $9,571 is expected to be paid in 2019, $2,466 in 2020 and $119 in 2021.

bellus health INC.

Notes to Condensed Consolidated Interim Financial Statements (Continued)

(Unaudited)

Periods ended June 30, 2019 and 2018

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

11.  Related party transactions:

(a)	There is no single ultimate controlling party.

(b)	Dr. Francesco Bellini, Chairman of the Board of Directors, provides ongoing advisory services to the Company under the terms of a consulting and services agreement between the Company and Picchio International, wholly-owned by Dr. Francesco Bellini and his spouse. The agreement has a one-year term and shall renew for successive one-year terms. The Company recorded fees and expenses of $95 and $190 respectively for both three and six-month periods ended June 30, 2019 and 2018.

(c)	Key management personnel:

The Chief Executive Officer, Vice-Presidents and Directors of BELLUS Health are considered key management personnel of the Company.

The aggregate compensation for the three and six-month periods ended June 30, 2019 and 2018 to key management personnel of the Company is set out below:

	Three-month periods ended		Six-month periods ended
	June 30,		June 30,
	2019	2018	2019	2018

Short term benefits	$478	$416	$961	$864
DSU plan expense	1,088	193	1,549	259
Stock option plan expense	473	180	776	297

	$2,039	$789	$3,286	$1,420

12. Financial instruments:

Carrying values and fair values:

Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and may not be determined with precision. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value.

There was no financial asset or liability fair valued on a recurring basis as at June 30, 2019 and December 31, 2018.

For its financial assets and liabilities measured at amortized cost as at June 30, 2019, the Company has determined that the carrying value of its short-term financial assets and liabilities approximates their fair value because of the relatively short periods to maturity of these instruments.